EXHIBIT 99.1

NEWS RELEASE DATED MAY 30, 2008

♦NEWS♦

FOR RELEASE:  May 30, 2008

PetroHunter Energy Corporation Announces Closing With Laramie Energy II, LLC for Sale of Properties in Piceance Basin, Colorado

Denver, Colo. – May 30, 2008 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter”) announced that on May 30, 2008, it closed on the sale of its oil and gas leases and working interest in its “Southern Piceance” properties in Garfield County, Colorado.   As previously announced, the buyer was Laramie Energy II, LLC.  The purchase price was $21 million (before minor adjustments under the Purchase and Sale Agreement).

PetroHunter’s Southern Piceance properties covered by the sale consisted of approximately 625 net acres in Garfield County, Colorado, including 16 wells which have been drilled, but not completed or connected to a pipeline.   An additional 434 net acres could be included in the sale in a subsequent closing between the parties if PetroHunter and a third party lessor are able to enter into an amended lease, and if certain title curative is achieved.  PetroHunter retains all its interest in eight producing wells in Garfield County, which are operated by EnCana Oil & Gas (USA), Inc.

PetroHunter’s Chairman and CEO, Charles B. Crowell, stated, “We’re very excited about reaching this important stage, and about the future of this company.  The closing of the Laramie transaction will enable PetroHunter to implement our strategy in Buckskin Mesa, our 20,000-acre core area in the northern Piceance Basin, and to move forward this year with the early phases of our long-term exploration and development plans on our seven million-acre prospect in Australia.”

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests, including approximately 20,000 net mineral acres in Colorado and over 7,000,000 net mineral acres in Australia. For more information please visit www.petrohunterenergy.com.

About Laramie Energy II, LLC

Laramie Energy II, LLC is a Denver-based oil and gas exploration and production company with established operations in the Piceance Basin, Colorado, an area where its operating team has focused since 2004.  For more information on Laramie, please see www.laramie-energy.com.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver Colorado 80202 USA
Phone (303) 572-8900, Fax (720) 889-8371

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David E. Brody	Vice President and General Counsel
(303) 572-8900

Investor Relations Contact:
Bevo Beaven	CTA Integrated Communications
Sr. Vice President/General Manager
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.
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